Exhibit 99.1

News Release Contact: Robert M. Plante Vice President & Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces
Increased First Quarter Earnings

Whippany, New Jersey, February 8, 2007  -- Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced improved earnings for the three months ended December 30, 2006 over the prior year quarter. Net income for the three months ended December 30, 2006 amounted to $54.7 million, or $1.70 per Common Unit, an increase of $16.5 million, or 43.2%, compared to the prior year quarter of $38.2 million, or $1.15 per Common Unit. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased $14.7 million, or 25.7%, to $71.8 million for the three months ended December 30, 2006 compared to $57.1 million in the prior year quarter.

The improvement in year-over-year quarterly earnings reflects the benefits of the Partnership’s field realignment efforts which began during the fourth quarter of fiscal 2005, as well as from the steps taken in the second half of fiscal 2006 to restructure its HVAC business. The benefits of these restructuring efforts continue to favorably impact the Partnership’s cost structure as the full-year effect of the operating efficiencies, lower headcount and lower vehicle expenditures are expected to continue throughout much of fiscal 2007.

The cost savings and operating efficiencies achieved have more than offset the negative impact of lower volumes attributable primarily to significantly warmer than normal temperatures experienced throughout much of the Partnership’s service territories during the first quarter of fiscal 2007, particularly during the month of December 2006. Average temperatures in the Partnership’s service territories were 13% warmer than normal for the three months ended December 30, 2006 compared to 5% warmer than normal temperatures in the prior year quarter, and average temperatures in the month of December 2006 were 19% warmer than normal compared to 6% colder than normal during December of the prior year.

In the commodities markets, with the recent decline in crude oil prices from their peak levels in the summer of 2006 and lower demand from the warmer temperatures, propane and fuel oil prices began a steady decline in September 2006 which continued throughout the first quarter of fiscal 2007. Average posted prices of propane and fuel oil during the first quarter of fiscal 2007 declined 10% and 5%, respectively, compared to the average posted prices in the prior year first quarter, and declined 14% and 12%, respectively, from the peak levels during the fiscal 2006 fourth quarter.

Retail propane gallons sold in the first quarter of fiscal 2007 decreased 12.0 million gallons, or 9.0%, to 121.8 million gallons compared to 133.8 million gallons in the prior year quarter primarily as a result of the warmer average temperatures. Sales of fuel oil and refined fuels decreased 15.3 million gallons, or 34.9%, to 28.5 million gallons during the first quarter of fiscal 2007 compared to 43.8 million gallons in the prior year quarter, primarily as a result of the elimination of certain lower margin diesel and gasoline businesses combined with the impact of the warmer weather. The Partnership’s decision to exit the majority of its low sulfur diesel and gasoline businesses resulted in a reduction in volumes in the refined fuels segment of approximately 7.1 million gallons, or 46.4% of the total volume decline, in the first quarter of fiscal 2007 compared to the prior year first quarter.

Revenues from the distribution of propane and related activities of $286.9 million in the first quarter of fiscal 2007 decreased $23.4 million, or 7.5%, compared to $310.3 million in the prior year quarter, primarily due to the aforementioned decline in volumes offset to an extent by higher average selling prices. Revenues of $68.9 million from distribution of fuel oil and refined fuels decreased $36.4 million, or 34.6%, from $105.3 million in the prior year quarter, primarily as a result of lower volumes, partially offset by higher average selling prices.

Revenues in the natural gas and electricity marketing segment decreased $15.2 million, or 40.1%, to $22.7 million in the first quarter of fiscal 2007 compared to $37.9 million in the prior year quarter, primarily from lower electricity and natural gas volumes attributable to warmer temperatures coupled with lower average selling prices in line with declining commodity prices. Revenues in the Partnership’s HVAC segment decreased 40.7% to $18.5 million from $31.2 million in the prior year quarter as a result of the decision during the third quarter of fiscal 2006 to reorganize the HVAC segment and to reduce the level of HVAC installation activities.

Cost of products sold in the first quarter of fiscal 2007 included a $1.0 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments (“FAS 133”), compared to a $7.0 million unrealized (non-cash) gain in the prior year quarter.

Combined operating and general and administrative expenses of $97.0 million decreased $17.5 million, or 15.3%, compared to the prior year quarter of $114.5 million. As described above, lower operating and general and administrative expenses reflects the continued expense savings generated by the field realignment efforts and the more recent reorganization of the Partnership’s HVAC segment. Consistent with the past several quarters, the most significant cost savings were experienced in payroll and benefit related expenses which declined $7.8 million from an overall reduction in headcount, as well as from lower vehicle expenditures as a result of the retirement of nearly 750 vehicles and lower professional services fees. General and administrative expenses for the three months ended December 30, 2006 included a $2.0 million gain from the Partnership’s recovery of a substantial portion of legal fees associated with its successful defense of a matter following the 1999 acquisition of certain propane assets in North and South Carolina.

Depreciation and amortization expense decreased $1.1 million, or 13.4%, to $7.1 million. Net interest expense decreased $1.4 million, or 13.2%, to $9.2 million in the first quarter of fiscal 2007. During the first quarter of fiscal 2007, there were no borrowings under the Partnership’s working capital facility as seasonal working capital needs have been funded through increased cash flow from operations, resulting in lower interest expense. The Partnership ended the prior year first quarter with $63.0 million outstanding under its working capital facility.

Net income and EBITDA for the first quarter of fiscal 2007 also included a $1.0 million gain (reported within discontinued operations) from the disposition of nine customer service centers considered to be non-strategic and which were exchanged for three customer service centers of another company located in Alaska.

On January 25, 2007, the Partnership announced the twelfth increase in its quarterly distribution since 1999, from $0.6625 to $0.6875 per Common Unit, or $2.75 per Common Unit on an annualized basis, in respect of the first quarter of fiscal 2007. This increase equates to $0.10 per Common Unit (3.8%) on an annualized basis and is payable on February 13, 2007 to Common Unitholders of record on February 6, 2007.

In announcing these results, Chief Executive Officer Mark A. Alexander said, “These significantly improved first quarter earnings are a testament to the efforts of our operating personnel over the past year and a half to streamline our operating footprint, implement operating efficiencies and reduce our overall cost structure. Despite weather that was 19% warmer than normal during the most critical heating month of the first quarter, we are very pleased to deliver an improvement in EBITDA of more than 25% compared to the prior year first quarter.”

Mr. Alexander added, “On the heels of our solid fiscal 2006 financial performance and the strength of these first quarter earnings, we increased our quarterly distribution to $0.6875 per Common Unit, or $2.75 per Common Unit on an annualized basis, an increase of 12% since the first quarter of the prior year. Our efforts to focus on the areas within our control are ongoing as we continue to position our core operating segments for future growth opportunities.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas, and the impact of price increases on customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers;

•	The impact of energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses including the results of our recent field realignment initiative;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The impact of legal proceedings on the Partnership’s business; and

•	The Partnership’s ability to integrate acquired businesses successfully.

 Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2006 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended December 30, 2006 and December 24, 2005
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended

	December 30, 2006	December 24, 2005

Revenues
Propane	$286,879	$310,292
Fuel oil and refined fuels	68,870	105,305
Natural gas and electricity	22,745	37,943
HVAC	18,459	31,227
All other	2,034	2,696

	398,987	487,463
Costs and expenses
Cost of products sold	230,874	315,843
Operating	84,060	100,261
General and administrative	12,902	14,216
Restructuring costs	385	—
Depreciation and amortization	7,136	8,211

	335,357	438,531
Income before interest expense and provision for income taxes	63,630	48,932
Interest expense, net	9,216	10,567

Income before provision for income taxes	54,414	38,365
Provision for income taxes	762	150

Income from continuing operations	53,652	38,215

Discontinued operations:
Gain on exchange of customer service centers	1,002	—

Net income	$54,654	$38,215

General Partner's interest in net income	$—	$1,187

Limited Partners' interest in net income	$54,654	$37,028

Income from continuing operations per Common Unit - basic (a)	$1.67	$1.15
Discontinued operations	$0.03	$—

Net income per Common Unit - basic (a)	$1.70	$1.15

Weighted average number of Common Units outstanding - basic	32,193	30,299

Income from continuing operations per Common Unit - diluted (a)	$1.66	$1.14
Discontinued operations	$0.03	$—

Net income per Common Unit - diluted (a)	$1.69	$1.14

Weighted average number of Common Units outstanding - diluted	32,376	30,391

Supplemental Information:
EBITDA (b)	$71,768	$57,143
Retail gallons sold:
Propane	121,764	133,811
Refined fuels	28,498	43,816
Capital expenditures:
Maintenance	$2,133	$1,761
Growth	$6,019	$4,429

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(a)	Computations of earnings per Common Unit for the three months ended December 24, 2005 reflected the application of Emerging Issues Task Force (“EITF”) consensus 03-6 “Participating Securities and the Two-Class Method Under FAS 128” (“EITF 03-6”) which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist. The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner (inclusive of the incentive distribution rights of the general partner which were considered participating securities for purposes of the two-class method).

As a result of the elimination of the general partner’s incentive distribution rights and general partner interests following the general partner exchange transaction consummated on October 19, 2006, the two-class method under EITF 03-06 is no longer applicable. Net income per Common Unit for the three months ended December 30, 2006 was computed under SFAS No. 128 “Earnings per Share” (“FAS 128”) by dividing net income by the weighted average number of outstanding Common Units. For the three months ended December 24, 2005, the computation of net income per Common Unit under EITF 03-6 resulted in a negative impact of $0.07 per Common Unit compared to the computation under FAS 128.

(b)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. In addition, certain of our incentive compensation plans covering executives and other employees utilize EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA as determined by us excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash used in operating activities:

	Three Months Ended

	December 30, 2006	December 24, 2005

Net income	$54,654	$38,215
Add:
Provision for income taxes	762	150
Interest expense, net	9,216	10,567
Depreciation and amortization	7,136	8,211

EBITDA	71,768	57,143
Add/(subtract):
Provision for income taxes	(762)	(150)
Interest expense, net	(9,216)	(10,567)
Compensation cost recognized under Restricted Unit Plan	1,297	615
Gain on disposal of property, plant and equipment, net	(247)	(44)
Gain on exchange of customer service centers	(1,002)	—
Changes in working capital and other assets and liabilities	(67,731)	(55,929)

Net cash (used in) / provided by:
Operating activities	$(5,893)	$(8,932)

Investing activities	$(6,663)	$(5,938)

Financing activities	$(21,637)	$17,088

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.